EXHIBIT 23.2



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                         CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
Unigene Laboratories, Inc.:


We consent to incorporation by reference in this Registration Statement on Form S-8 of Unigene Laboratories, Inc. of our report dated March 13, 1997, relating to the balance sheets of Unigene Laboratories, Inc. and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 which reports appear in the December 31, 1996 annual report on Form 10-K of Unigene Laboratories, Inc.

Our report dated March 13, 1997 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                     KPMG PEAT MARWICK LLP









New York, New York
September 19, 1997